Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE THIRD QUARTER FISCAL 2019

~ Consolidated Net Sales Increased 3.7% to $5.75 Billion ~
~ Earnings per Diluted Share of $1.08 vs. Guidance Range of $1.07 to $1.16 ~
~ Enterprise Same-Store Sales Increased 2.5% ~
~ Same-Store Sales by Segment: Dollar Tree +2.8%, Family Dollar +2.3% ~
~ Planning for 1,000+ Fiscal 2020 Family Dollar H2 Renovation Projects ~

CHESAPEAKE, Va. - November 26, 2019 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for the quarter ended November 2, 2019.
“The third quarter represented another period of solid sales performance for both brands, Dollar Tree and Family Dollar. Our store optimization efforts and sales driving initiatives are working. The teams have completed more than 1,150 Family Dollar H2 renovations, nearly 200 Dollar Tree re-banners, more than 1,000 Dollar Tree Snack Zones and launched our Dollar Tree Plus! test already this year,” stated Gary Philbin, President and Chief Executive Officer. “Fiscal 2019 has been a unique year as the result of several factors: the material acceleration in our Family Dollar store optimization initiatives, the consolidation of our two store support centers into southeast Virginia, the global helium shortage, and the continued uncertainty regarding trade and the related tariffs. I am proud of our team’s efforts and the sales execution through this environment.”
Third Quarter Results
Consolidated net sales increased 3.7% to $5.75 billion from $5.54 billion in the prior year’s third quarter. Enterprise same-store sales increased 2.5%. Same-store sales for the Dollar Tree segment increased 2.8%. Same-store sales for the Family Dollar segment increased 2.3%. The comparable store sales results at both segments were driven by increases in both average ticket and transaction count.
Gross profit increased by $32.6 million to $1.70 billion in the quarter compared to the prior year’s third quarter. As a percentage of net sales, gross margin was 29.7% compared to 30.2% in the prior year. The decrease in gross profit margin was driven by higher freight and distribution costs, higher sales of lower margin consumable merchandise primarily in the Family Dollar segment, and shrink.
Selling, general and administrative expenses were 23.5% of net sales compared to 23.2% of net sales in the prior year's third quarter. The increase was driven primarily by operating and corporate expenses related to the consolidation of the Company’s store support centers, costs related to asset disposals for closed stores, and slightly higher depreciation expense, partially offset by lower payroll and benefits expenses.
Operating income for the quarter was $358.4 million compared with $387.8 million in the same period last year and operating income margin was 6.2% of net sales in the third quarter compared to 7.0% of net sales in last year’s quarter.
Net income was $255.8 million in the third quarter and diluted earnings per share for the quarter were $1.08 compared to $1.18 in the prior year’s quarter.
The Company repurchased 125,048 shares during the quarter for $11.6 million. The Company has $800 million remaining on its share repurchase authorization.

During the quarter, the Company opened 165 new stores, expanded or relocated 15 stores, and closed 42 stores. Additionally, the Company opened 39 Dollar Tree stores that were re-bannered from Family Dollar and completed 247 renovations to the Family Dollar H2 format. Retail selling square footage at quarter end was approximately 121.0 million square feet.
First Nine Months Results
Consolidated net sales increased 4.1% to $17.30 billion from $16.62 billion in the same period last year. Enterprise same-store sales increased 2.4% on a constant currency basis (or 2.3% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Dollar Tree segment increased 2.6% (or 2.5% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for Family Dollar increased 2.1%.
Gross profit for the first nine months increased $44.8 million to $5.08 billion. As a percentage of net sales, gross margin was 29.4%, compared to 30.3% in the prior year period.
Selling, general and administrative expenses were 23.5% of net sales compared to 23.0% of net sales for the first nine months of 2018.
Operating income for the period was $1.01 billion. As a percentage of net sales, operating income margin decreased to 5.9% in the current year period from 7.3% in the prior year.
Net income compared to the prior year's period decreased 1.7% to $704.0 million and diluted earnings per share decreased 1.7% to $2.95 compared to $3.00 in the prior year’s period.
Company Outlook
Just prior to the Company’s previous quarterly earnings announcement on August 29, 2019, the United States Trade Representative (USTR) announced that tariffs on List 1, 2, and 3 products would increase from 25% to 30% on October 1, 2019, tariffs on List 4A products would increase from 10% to 15% on September 1, 2019, and tariffs on List 4B products would increase from 10% to 15% on December 15, 2019. As noted in its August 29, 2019 earnings announcement, the outlook provided at that time did not include any impact related to these changes.
The Company now estimates that Section 301 tariffs will increase its cost of goods sold by approximately $19 million, or $0.06 per diluted share, in the fourth quarter of 2019 if tariffs are fully implemented.
The Company estimates consolidated net sales for the fourth quarter of 2019 will range from $6.33 billion to $6.44 billion, based on a low single-digit increase in same-store sales for the enterprise. Diluted earnings per share for the quarter, including tariff costs, are estimated to be in the range of $1.70 to $1.80.
The decrease from prior implied fourth quarter guidance represents the expected effects of: Section 301 tariffs; additional pressure on merchandise margin based on lower-margin consumables growing faster than originally forecasted; payroll cost pressure in distribution centers; and increased run rates for repairs and maintenance, utilities and depreciation.
Consolidated net sales for full-year fiscal 2019 are now expected to range from $23.62 billion to $23.74 billion compared to the Company’s previously expected range of $23.57 billion to $23.79 billion. This estimate is based on a low single-digit increase in same-store sales and 1.1% selling square footage growth. The Company now anticipates diluted earnings per share for full-year fiscal 2019 will range between $4.66 and $4.76. This includes discrete costs of approximately $85 million, or $0.28 per diluted share, approximately $15 million, or $0.05 per diluted share, in store closure related costs, and approximately $19 million, or $0.06 per diluted share, from tariffs.
“The value and convenience offered by Dollar Tree and Family Dollar continue to resonate with our shoppers, as demonstrated by the Company’s sales performance in the first three quarters of fiscal 2019,” Philbin added. “With several critical initiatives now behind us, including the acceleration in store optimization initiatives and the consolidation of our store support centers, we are planning for more than 1,000 Family Dollar H2 renovations for fiscal 2020 and are increasing our focus on operating margin performance. Our teams are well prepared for the holiday season and closing out an important year for our Company. We believe we have built a strong foundation to enhance our ability to grow and improve our business to deliver long-term value to our shareholders.”

Conference Call Information
On Tuesday, November 26, 2019, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 866-575-6539. A recorded version of the call will be available until midnight Monday, December 2, 2019, and may be accessed by dialing 888-203-1112. The access code is 8107336. A webcast of the call is accessible through Dollar Tree's website and will remain online through Monday, December 2, 2019.
Dollar Tree, a Fortune 200 Company, operated 15,262 stores across 48 states and five Canadian provinces as of November 2, 2019. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions. For example, our forward-looking statements include statements regarding fourth quarter 2019 and full-year fiscal 2019 results of operations, including consolidated net sales, same-store sales and diluted earnings per share; our expected square footage growth in fiscal 2019; our expectations regarding operating and merchandise margin performance; the continued uncertainty and impact relating to trade and related tariffs and the global helium shortage; distribution costs; the increased run rates for certain costs; our preparations for the holiday season and fourth quarter 2019; expectations concerning fiscal 2020 Family Dollar H2 renovations; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 27, 2019, and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018

Net sales	$5,746.2	$5,538.8	$17,295.5	$16,618.1

Cost of sales	4,041.7	3,866.9	12,215.3	11,582.7

Gross profit	1,704.5	1,671.9	5,080.2	5,035.4
	29.7%	30.2%	29.4%	30.3%

Selling, general and administrative expenses	1,346.1	1,284.1	4,067.4	3,827.5
	23.5%	23.2%	23.5%	23.0%

Operating income	358.4	387.8	1,012.8	1,207.9
	6.2%	7.0%	5.9%	7.3%

Interest expense, net	41.4	47.6	122.9	323.7
Other expense (income), net	0.1	0.2	0.7	(0.9)

Income before income taxes	316.9	340.0	889.2	885.1
	5.5%	6.1%	5.1%	5.3%

Provision for income taxes	61.1	58.2	185.2	168.9
Income tax rate	19.3%	17.1%	20.8%	19.1%

Net income	$255.8	$281.8	$704.0	$716.2
	4.5%	5.1%	4.1%	4.3%

Net earnings per share:
Basic	$1.08	$1.18	$2.97	$3.01
Weighted average number of shares	236.7	237.9	237.4	237.8

Diluted	$1.08	$1.18	$2.95	$3.00
Weighted average number of shares	237.5	238.7	238.3	238.6

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expenses outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual, non-recurring expenses. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-2, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which includes the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company plans to close. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

In the first quarter of 2018, the Company entered into a new Credit Agreement that provided a $1.25 billion revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1.0 billion of 3.7% Senior Notes due 2023, $1.0 billion of 4.0% Senior Notes due 2025 and $1.25 billion of 4.2% Senior Notes due 2028. In connection with entry into the new Credit Agreement, the Company terminated the existing Credit Agreement and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2 Loans. In connection with the offering of the new Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the old Credit Agreement and the payment of Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expense of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter of 2018 and the interest foregone on the redemption of Term Loan A-1 and Term Loan B-2 was approximately $3.3 million.

Reconciliation of Adjusted Net Income:	39 Weeks Ended
	November 2, 2019	November 3, 2018
Net income (GAAP)	$704.0	$716.2
Cost of sales adjustment:
Accelerated rent expense	6.7	—
Interest expense adjustment:
Redemption premium on 2023 Senior Notes	—	107.8
Redemption premium on Term Loan B-2	—	6.5
Deferred financing costs acceleration and non-capitalizable transaction costs	—	41.6
Interest expense new Senior Notes	—	7.9
Interest expense foregone on redemption of Term Loan A-1 and Term Loan B-2	—	(3.3)

Provision for income taxes on adjustment	(1.5)	(36.9)
Adjusted Net income (Non-GAAP)	$709.2	$839.8

Reconciliation of Adjusted EPS:	39 Weeks Ended
	November 2, 2019	November 3, 2018
Diluted earnings per share (GAAP)	$2.95	$3.00
Adjustment, net of tax	0.03	0.52
Adjusted EPS (Non-GAAP)	$2.98	$3.52

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	November 2, 2019		November 3, 2018		November 2, 2019		November 3, 2018
Net sales:
Dollar Tree	$3,074.3		$2,853.8		$8,991.4		$8,407.0
Family Dollar	2,671.9		2,685.0		8,304.1		8,211.1
Total net sales	$5,746.2		$5,538.8		$17,295.5		$16,618.1

Gross profit:
Dollar Tree	$1,050.5	34.2%	$993.7	34.8%	$3,070.8	34.2%	$2,909.8	34.6%
Family Dollar	654.0	24.5%	678.2	25.3%	2,009.4	24.2%	2,125.6	25.9%
Total gross profit	$1,704.5	29.7%	$1,671.9	30.2%	$5,080.2	29.4%	$5,035.4	30.3%

Operating income (loss):
Dollar Tree	$371.7	12.1%	$366.4	12.8%	$1,096.7	12.2%	$1,069.9	12.7%
Family Dollar	53.8	2.0%	83.7	3.1%	159.5	1.9%	341.2	4.2%
Corporate and support	(67.1)	(1.2%)	(62.3)	(1.1%)	(243.4)	(1.4%)	(203.2)	(1.2%)
Total operating income	$358.4	6.2%	$387.8	7.0%	$1,012.8	5.9%	$1,207.9	7.3%

	13 Weeks Ended						39 Weeks Ended
	November 2, 2019			November 3, 2018			November 2, 2019			November 3, 2018
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,306	7,809	15,115	6,812	8,261	15,073	7,001	8,236	15,237	6,650	8,185	14,835
New stores	114	51	165	87	40	127	286	120	406	237	166	403
Re-bannered stores (a)	39	(15)	24	30	(25)	5	190	(199)	(9)	47	(49)	(2)
Closings	(12)	(30)	(42)	(6)	(12)	(18)	(30)	(342)	(372)	(11)	(38)	(49)
Ending	7,447	7,815	15,262	6,923	8,264	15,187	7,447	7,815	15,262	6,923	8,264	15,187
Selling Square Footage (in millions)	64.1	56.9	121.0	59.6	59.9	119.5	64.1	56.9	121.0	59.6	59.9	119.5
Growth Rate (Square Footage)	7.6%	(5.0%)	1.3%	4.7%	1.7%	3.2%	7.6%	(5.0%)	1.3%	4.7%	1.7%	3.2%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	November 2,	February 2,	November 3,
	2019	2019	2018

Cash and cash equivalents	$433.7	$422.1	$708.3
Merchandise inventories	3,882.9	3,536.0	3,715.6
Other current assets	255.7	335.2	325.6
Total current assets	4,572.3	4,293.3	4,749.5

Property, plant and equipment, net	3,810.7	3,445.3	3,406.2
Restricted cash	46.6	24.6	—
Operating lease right-of-use assets	5,864.6	—	—
Goodwill	2,296.5	2,296.6	5,023.6
Favorable lease rights, net	—	288.7	314.6
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Other assets	51.4	52.7	55.4

Total assets	$19,742.1	$13,501.2	$16,649.3

Current portion of long-term debt	$750.0	$—	$—
Current portion of operating lease liabilities	1,202.6	—	—
Accounts payable	1,473.1	1,416.4	1,365.1
Income taxes payable	—	60.0	0.7
Other current liabilities	754.0	619.3	769.9
Total current liabilities	4,179.7	2,095.7	2,135.7

Long-term debt, net, excluding current portion	3,520.2	4,265.3	5,043.8
Operating lease liabilities, long-term	4,636.0	—	—
Unfavorable lease rights, net	—	78.8	84.0
Deferred income taxes, net	1,001.5	973.2	999.2
Income taxes payable, long-term	29.7	35.4	33.0
Other liabilities	253.7	409.9	410.5

Total liabilities	13,620.8	7,858.3	8,706.2

Shareholders' equity	6,121.3	5,642.9	7,943.1

Total liabilities and shareholders' equity	$19,742.1	$13,501.2	$16,649.3

The February 2, 2019 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	39 Weeks Ended
	November 2,	November 3,
	2019	2018

Cash flows from operating activities:
Net income	$704.0	$716.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	466.3	454.4
Provision for deferred income taxes	50.3	13.8
Amortization of debt discount and debt-issuance costs	4.9	53.7
Other non-cash adjustments to net income	76.7	63.3
Loss on debt extinguishment	—	114.7
Changes in operating assets and liabilities	(287.7)	(365.2)
Total adjustments	310.5	334.7
Net cash provided by operating activities	1,014.5	1,050.9

Cash flows from investing activities:
Capital expenditures	(782.3)	(622.7)
Proceeds from governmental grant	16.5	—
Proceeds from (payments for) fixed asset disposition	(2.9)	3.3
Net cash used in investing activities	(768.7)	(619.4)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	—	4,775.8
Principal payments for long-term debt	—	(5,432.7)
Debt-issuance and debt extinguishment costs	—	(155.3)
Proceeds from revolving credit facility	—	50.0
Repayments of revolving credit facility	—	(50.0)
Proceeds from stock issued pursuant to stock-based compensation plans	12.3	14.2
Cash paid for taxes on exercises/vesting of stock-based compensation	(24.3)	(22.6)
Payments for repurchase of stock	(200.0)	—
Net cash used in financing activities	(212.0)	(820.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.2)	(0.4)
Net increase (decrease) in cash, cash equivalents and restricted cash	33.6	(389.5)
Cash, cash equivalents and restricted cash at beginning of period	446.7	1,097.8
Cash, cash equivalents and restricted cash at end of period	$480.3	$708.3